Exhibit 99.1
PRESS RELEASE
Dick’s Sporting Goods Announces Two-for-One Stock Split
PITTSBURGH, Pa., September 13, 2007 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today announced that its Board of Directors has approved a two-for-one stock split, in the form of a stock dividend, of the Company’s common shares. The split will be effected by issuing our record holders one additional share of common stock for every share of common stock held, and one additional share of Class B common stock for every share of Class B common stock held on the record date of September 28, 2007. We expect that the additional shares will be distributed on or about October 19, 2007.
“Our decision further demonstrates the confidence of our Board of Directors and management in both the strong fundamentals and growth potential of our business,” said Edward W. Stack, Chairman and CEO.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of August 4, 2007, the Company operated 315 stores in 34 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, a multi-channel golf specialty retailer, with 77 stores in 29 states, ecommerce websites and catalog operations.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact:
Timothy E. Kullman, SVP — Chief Financial Officer or
Dennis Magulick, Director, Investor Relations
724-273-3400
investors@dcsg.com